UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 30, 2015

CALIFORNIA WATER SERVICE GROUP

(Exact name of Registrant as Specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	1-13883 (Commission file number)	77-0448994 (I.R.S. Employer Identification Number)

1720 North First Street San Jose, California (Address of principal executive offices)	95112 (Zip Code)

(408) 367-8200

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 30, 2015, the Board of Directors (the “Board”) of California Water Service Group (the “Company”) increased the size of the Board from ten to eleven directors and appointed Gregory E. Aliff to the Board, effective immediately. Mr. Aliff will serve until the next election of directors by the stockholders at the 2016 annual meeting.

Gregory E. Aliff, 62, recently retired as Vice Chairman and Senior Partner of U.S. Energy & Resources at Deloitte LLP and has 38 years of experience in strategy, governance, regulatory affairs, external reporting, and accounting in the energy and resources industry.  In his role as Lead Client Service Partner and Advisory Partner, Mr. Aliff provided professional services in accounting and auditing, enterprise risk management, regulatory strategy development and rate case preparation, and acquisition due diligence to numerous major utilities.

From 2012 to 2014, Mr. Aliff led Deloitte’s Sustainability Services practice, which focused on water and energy management.  Prior to that, he led Deloitte’s U.S. Energy & Resources practice.  He also previously served as a member of the Board of Directors of the United States Energy Association.

Mr. Aliff earned his Bachelor of Science in Accounting and his Masters of Business Administration from Virginia Tech University.  He is a Certified Public Accountant.

There are no arrangements or understandings between Mr. Aliff and any other person pursuant to which Mr. Aliff was selected as a director. There is no information that is required to be disclosed with respect to Mr. Aliff pursuant to Item 404(a) of Regulation S-K. Mr. Aliff was also appointed to the Board’s Audit Committee.

Mr. Aliff’s 2015 compensation will be prorated for four months of service and be on the same basis as other nonemployee directors: a prorated annual cash retainer in the amount of $15,665, and prorated annual equity compensation, to be paid in restricted stock, in the amount of $20,000.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CALIFORNIA WATER SERVICE GROUP

Date: September 30, 2015	By:	/s/ Thomas F. Smegal
	Name:	Thomas F. Smegal
	Title:	Vice President, Chief Financial Officer and Treasurer